Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Second Quarter 2010 Operating Results
Baton Rouge, LA – August 5, 2010 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the second quarter ended June 30, 2010.
Three Months Results
Lamar reported net revenues of $286.4 million for the second quarter of 2010 versus $274.7 million for the second quarter of 2009, a 4.2% increase. Operating income for the second quarter of 2010 was $49.3 million as compared to $34.0 million for the same period in 2009. The Company also recorded an expense of $17.1 million related to the loss on early extinguishment of debt resulting from the refinancing of its senior credit facility and the repurchase of all outstanding 7 1/4% Senior Subordinated Notes due 2013, of which $12.3 million is a non-cash charge attributable to the write off of unamortized debt issuance fees. The 7 1/4% Notes were repurchased pursuant to a tender offer and subsequent redemption, both of which were funded by proceeds from the issuance in April 2010 of $400 million 7 7/8% Senior Subordinated Notes due 2018. There was a net loss of $8.9 million for the second quarter of 2010 compared to a net loss of $11.8 million for the second quarter of 2009.
Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets -see reconciliation to net loss at the end of this release) for the second quarter of 2010 was $131.0 million versus $121.5 million for the second quarter of 2009, a 7.9% increase.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the second quarter of 2010 was $80.7 million as compared to $62.8 million for the same period in 2009, a 28.4% increase.
Pro forma net revenue for the second quarter of 2010 increased 3.7% and pro forma EBITDA increased 7.7% as compared to the second quarter of 2009. Pro forma net revenue and EBITDA include adjustments to the 2009 period for acquisitions and divestitures for the same time frame as actually owned in the 2010 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Six Months Results
Lamar reported net revenues of $530.5 million for the six months ended June 30, 2010 versus $522.0 million for the same period in 2009, a 1.6% increase. Operating income for the six months ended June 30, 2010 was $60.1 million as compared to $37.9 million for the same period in 2009. EBITDA for the six months ended June 30, 2010 was $221.8 million versus $212.0 million for the same period in 2009. There was a net loss of $33.8 million for the six months ended June 30, 2010 as compared to a net loss of $33.6 million for the same period in 2009.
Free Cash Flow for the six months ended June 30, 2010 increased 8.7% to $117.1 million as compared to $107.7 million for the same period in 2009.
Liquidity
As of June 30, 2010, Lamar had $190.0 million in total liquidity that consists of $163.1 million available for borrowing under its revolving senior credit facility and approximately $26.9 million in cash and cash equivalents. Currently, Lamar has approximately $208.0 million available for borrowing under its revolving senior credit facility, as a result of principal payments made under its revolving credit facility since June 30, 2010.

Guidance
For the third quarter of 2010 the Company expects net revenue to be approximately $284.0 million. On a pro forma basis this represents an increase of approximately 4.0%.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding guidance for the third quarter of 2010. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others; (1) our significant indebtedness; (2) the length and severity of the current recession and the effect that it has on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) the regulation of the outdoor advertising industry; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (7) the market for our Class A common stock and (8) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.
Conference Call Information
A conference call will be held to discuss the Company’s operating results on Thursday, August 5, 2010 at 10:00a.m. central time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Passcode:	Lamar

Replay:	1-334-323-7226
Passcode:	93244770
Available through Monday, August 9, 2010 at 11:59 p.m. eastern time.

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Monday, August 9, 2010 at 11:59 p.m. eastern time.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com
General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 21 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.
LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Net revenues	$286,366	$274,736	$530,469	$521,984

Operating expenses (income)
Direct advertising expenses	99,825	99,444	198,377	200,425
General and administrative expenses	45,608	44,283	90,368	89,660
Corporate expenses	9,904	9,539	19,926	19,860
Non-cash compensation	5,039	5,236	7,800	6,741
Depreciation and amortization	78,165	83,489	156,507	169,263
Gain on disposition of assets	(1,446)	(1,221)	(2,619)	(1,873)

	237,095	240,770	470,359	484,076

Operating income	49,271	33,966	60,110	37,908

Other expense (income)
Loss (gain) on extinguishment of debt	17,137	(3,539)	17,398	(3,539)
Interest income	(87)	(169)	(176)	(314)
Interest expense	46,640	56,645	95,970	92,995

	63,690	52,937	113,192	89,142

Loss before income tax	(14,419)	(18,971)	(53,082)	(51,234)
Income tax benefit	(5,482)	(7,134)	(19,318)	(17,659)

Net loss	(8,937)	(11,837)	(33,764)	(33,575)
Preferred stock dividends	91	91	182	182

Net loss applicable to common stock	$(9,028)	$(11,928)	$(33,946)	$(33,757)

Earnings per share:
Basic loss per share	$(0.10)	$(0.13)	$(0.37)	$(0.37)

Diluted loss per share	$(0.10)	$(0.13)	$(0.37)	$(0.37)

Weighted average common shares outstanding:
- basic	92,202,404	91,686,753	92,115,868	91,633,232
- diluted	92,714,870	91,746,773	92,627,203	91,787,134

OTHER DATA
Free Cash Flow Computation:
EBITDA	$131,029	$121,470	$221,798	$212,039
Interest, net	(42,460)	(46,373)	(87,752)	(81,296)
Current tax expense	(477)	(759)	(1,088)	(1,377)
Preferred stock dividends	(91)	(91)	(182)	(182)
Total capital expenditures (1)	(7,347)	(11,413)	(15,688)	21,471)

Free cash flow	$80,654	$62,834	$117,088	$107,713

(1)	See the capital expenditures detail included below for a breakdown by category.

	June 30,	December 31,
	2010	2009
Selected Balance Sheet Data:
Cash and cash equivalents	$26,876	$112,253
Working capital	166,362	104,229
Total assets	3,781,153	3,943,541
Total debt (including current maturities)	2,546,967	2,674,912
Total stockholders’ equity	807,375	831,798

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Other Data:
Cash flows provided by operating activities	$85,519	$97,050	$93,170	$116,411
Cash flows used in investing activities	5,077	10,197	13,119	13,785
Cash flows (used in) provided by financing activities	(86,468)	(123,294)	(165,599)	40,641

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$85,519	$97,050	$93,170	$116,411
Changes in operating assets and liabilities	4,341	(19,591)	43,567	18,450
Total capital expenditures	(7,347)	(11,413)	(15,688)	(21,471)
Preferred stock dividends	(91)	(91)	(182)	(182)
Other	(1,768)	(3,121)	(3,779)	(5,495)

Free cash flow	$80,654	$62,834	$117,088	$107,713

Reconciliation of EBITDA to Net loss:
EBITDA	$131,029	$121,470	$221,798	$212,039
Less:
Non-cash compensation	5,039	5,236	7,800	6,741
Depreciation and amortization	78,165	83,489	156,507	169,263
Gain on disposition of assets	(1,446)	(1,221)	(2,619)	(1,873)

Operating Income	49,271	33,966	60,110	37,908

Less:
Interest income	(87)	(169)	(176)	(314)
Loss (gain) on extinguishment of debt	17,137	(3,539)	17,398	(3,539)
Interest expense	46,640	56,645	95,970	92,995
Income tax benefit	(5,482)	(7,134)	(19,318)	(17,659)

Net loss	$(8,937)	$(11,837)	$(33,764)	$(33,575)

	Three months ended
	June 30,
	2010	2009	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$286,366	$274,736	4.2%
Acquisitions and divestitures	—	1,295

Pro forma net revenue	$286,366	$276,031	3.7%

Reported direct advertising and G&A expenses	$145,433	$143,727	1.2%
Acquisitions and divestitures	—	1,066

Pro forma direct advertising and G&A expenses	$145,433	$144,793	0.4%

Reported outdoor operating income	$140,933	$131,009	7.6%
Acquisitions and divestitures	—	229

Pro forma outdoor operating income	$140,933	$131,238	7.4%

Reported corporate expenses	$9,904	$9,539	3.8%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$9,904	$9,539	3.8%

Reported EBITDA	$131,029	$121,470	7.9%
Acquisitions and divestitures	—	229

Pro forma EBITDA	$131,029	$121,699	7.7%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and EBITDA include adjustments to 2009 for acquisitions and divestitures for the same time frame as actually owned in 2010.

	Three months ended
	June 30,
	2010	2009
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$140,933	$131,009
Less: Corporate expenses	9,904	9,539
Non-cash compensation	5,039	5,236
Depreciation and amortization	78,165	83,489
Plus: Gain on disposition of assets	1,446	1,221

Operating income	$49,271	$33,966

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Capital expenditure detail by category
Billboards — traditional	$873	$2,217	$2,509	$5,061
Billboards — digital	2,937	3,929	4,670	8,247
Logo	1,981	1,409	4,068	2,071
Transit	38	2,022	674	3,010
Land and buildings	—	—	579	384
Operating equipment	1,518	1,836	3,188	2,698

Total capital expenditures	$7,347	$11,413	$15,688	$21,471